Prospectus Supplement No. 5                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002                File No. 333-82788

                                 CEPHALON, INC.


            $600,000,000 2 1/2% Convertible Subordinated Notes due 2006


      This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000
2 1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

      The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.



                                                           NUMBER OF              BENEFICIAL OWNERSHIP AFTER
                                           PRINCIPAL       SHARES OF           RESALE OF NOTES OR COMMON STOCK
                            NUMBER OF       AMOUNT          COMMON       -------------------------------------------
                            SHARES OF         OF             STOCK        PRINCIPAL              NUMBER OF
                          COMMON STOCK       NOTES        ISSUABLE UPON    AMOUNT                SHARES OF
NAME OF                   BENEFICIALLY    BENEFICIALLY    CONVERSION OF      OF                   COMMON
SECURITYHOLDER              OWNED           OWNED(1)         NOTES          NOTES     PERCENT     STOCK(2)   PERCENT
------------------        ------------    ------------    -------------   ---------   -------    ---------   -------
The following
information
supplements the
information set
forth in the
prospectus
originally filed
or as previously
amended or
supplemented:

Polar Securities Inc.,
as agent for certain
managed accounts(3)             -           $4,000,000      49,383           -          -            -          -

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or
    all of the shares   of common stock issued are sold by the selling
    securityholder.

(3) The information set forth herein is as of July 2, 2002 and will be updated as required.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 8, 2002.